EXHIBIT 21.1

SUBSIDIARIES OF IRONSTONE GROUP, INC.

AcadiEnergy, Inc., a Delaware corporation, is a 100%-owned subsidiary of the Company.

Belt Perry Associates, Inc., an Arizona corporation, (“BPA”) is a 100%-owned subsidiary of the Company.

Belt Perry Associates, Inc., a California corporation, is 83.33% owned by BPA and 16.67% owned by the Company.

DeMoss Corporation, a California corporation, is a 100%-owned subsidiary of the Company.

TaxNet, Inc., an Arizona corporation, is a 100%-owned subsidiary of BPA.